LONESTAR ANNOUNCES BOLSTERED HEDGE POSITIONS

Fort Worth, Texas, March 12, 2020 - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar," "our" or the "Company") announced that it has entered into a series of hedge transactions which considerably enhance the certainty around crude oil prices, natural gas prices, and interest rates.
For the balance of 2020 ("Bal ’20), Lonestar has a total of 7,453 barrels per day of crude oil swapped at an average West Texas Intermediate ("WTI") price of $57.09 per barrel. For the balance of 2020 ("Bal ’20), Lonestar has a total of 20,000 MMBTU per day of natural gas swapped at an average Henry Hub ("HH") price of $2.55 per MMBTU.
Lonestar has recently taken steps to significantly bolster its price protection through the end of 2021 by adding to the Company’s existing hedge book. For the calendar year 2021 ("Cal ’21), Lonestar now has a total of 7,000 barrels per day of crude oil swapped at an average West Texas Intermediate ("WTI") price of $50.40 per barrel. For the calendar year 2021 ("Cal ’21), Lonestar now has a total of 27,500 MMBTU per day of natural gas swapped at an average Henry Hub ("HH") price of $2.36 per MMBTU.
Lonestar has also recently entered into LIBOR swaps that provide a fixed rate for LIBOR of 0.68% on $190 million of the Company’s borrowings under its Senior Secured Credit Facility for a period ending March 3, 2023. In comparison to the interest paid in 2019 on those borrowings, this LIBOR swap would save the Company approximately $3 million annually.
Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "Our recent actions perpetuate our long-standing policy of providing high levels of hedge protection to our projected production rates for periods of time that are longer than industry standards. Lonestar now has price protection in place which provide the Company average price swap prices of $53.16 per barrel for crude oil and $2.45 per MMBTU for natural gas through year-end 2021. Furthermore, our crude oil hedges cover 93% of analysts’ consensus forecasted volumes through 2021 and our natural gas hedges cover 88% of analysts’ consensus forecasted volumes though 2021. In a time of high level of uncertainty, Lonestar’s hedging program is intended to provide a high degree of certainty to the revenues we will receive for our future crude oil and natural gas production at prices which are at significant premiums to today’s market while bolstering liquidity and our borrowing base."
Lonestar is also currently evaluating its capital spending plans for 2020 and anticipates providing an update when it reports its fourth quarter 2019 results on March 30, 2020.

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.